UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2022

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Pulse Biosciences, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-37744	46-5696597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3957 Point Eden Way

Hayward, California 94545

(Address of principal executive offices) (Zip code)

(510) 906-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PLSE	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Pulse Biosciences, Inc. (the “Company”) has determined not to renew its directors and officers liability insurance policies this year due to disproportionately high premiums quoted by insurance companies. Instead, Robert W. Duggan, chairman of the Company’s board of directors (the “Board”), and the Company have entered into a letter agreement, dated May 31, 2022 (the “Letter Agreement”) pursuant to which Mr. Duggan has agreed with the Company to personally provide “Side A only” indemnity coverage for a one-year period, and he has agreed to deposit cash and/or marketable securities into a third party escrow, as security for these obligations, if requested by the Company.

To the extent permissible by law and pursuant to the terms of the Letter Agreement, the Company will pay to Mr. Duggan a fee of $978,000 on May 31, 2023, the last day of the one-year period, in consideration of his obligations under the Letter Agreement. Based on the terms quoted by insurance companies, the Company estimates that the total cost to the Company, including insurance premiums, broker fees and any financing of these costs would have been in excess of $1.1 million. “Insured Persons,” as defined by certain of the Company’s prior insurance policies, including the Company’s past, present and future officers and directors, are third-party beneficiaries under the Letter Agreement. The Letter Agreement also provides for an expedited dispute resolution process.

The foregoing description of the terms of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which, unless superseded, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

ITEM 8.01. OTHER EVENTS.

On June 3, 2022, the Company issued a press release announcing the preliminary results of its previously announced rights offering.

As of May 26, 2022, the final Expiration Date of the offering, eligible stockholders had subscribed to purchase approximately 7.3 million units, at a price of $2.05 per unit, with each unit consisting of one share of Company common stock and a warrant to purchase one share of Company common stock at an exercise price of $2.05. The Company expects to receive aggregate gross proceeds from the offering of $15 million. In the offering, Mr. Duggan, the Company’s Board Chairman and majority stockholder, exercised both his basic and oversubscription rights. Once final subscriptions have been tabulated and confirmed by DTC, the Company expects to issue approximately 7.3 million shares in aggregate to all participating stockholders in the offering, including approximately 5.8 million shares in aggregate to Mr. Duggan and his wholly-owned company, Genius Inc., which will bring Mr. Duggan’s current beneficial ownership in the Company to approximately 56%.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Pulse Biosciences, Inc. dated June 3, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULSE BIOSCIENCES, INC.

By:	/s/ Sandra A. Gardiner
Sandra A. Gardiner Chief Financial Officer, Executive Vice President of Finance and Administration, and Treasurer (Principal Financial and Accounting Officer)

Date: June 3, 2022